Exhibit 10.32

[CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH BLACK BARS, HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]

VERSITECH LIMITED

and

ACTICULE LIFE SCIENCES LIMITED

EXCLUSIVE PATENT LICENSE AGREEMENT

TABLE OF CONTENTS

R E C I T A L S
1. DEFINITIONS	2
2. Grant of Rights	6
3. LICENSEE Diligence Obligations	10
4. Royalties and Payment Terms	11
5. Reports and Records	14
8. Infringement	17
9. Indemnification and Insurance	19
11. Assignment	21
12. General Compliance with Laws	22
13. Termination	23
14. Dispute Resolution	24
15. GOVERNING LAW	25
16. Miscellaneous	25
SCHEDULE 1	28
SCHEDULE 2	29

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THIS LICENCE AGREEMENT (“Agreement”) is made the               day of 2017. (“EFFECTIVE DATE”)

BETWEEN:

(1)	VERSITECH LIMITED, a company incorporated and existing under the laws of Hong Kong with its office at Room 405A, Cyberport 4, 100 Cyberport Road, Hong Kong (“LICENSOR”); and

(2)	ACTICULE LIFE SCIENCES LIMITED, with incorporation number CB-324541, a company incorporated and existing under the laws of the Cayman Islands, with its registered office at Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands with its management office at Floor 17, Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong (“LICENSEE”).

(“LICENSOR” and “LICENSEE” shall be hereinafter referred to separately by a “PARTY” or jointly by “PARTIES”)

R E C I T A L S

(A)	WHEREAS, LICENSOR is the OWNER of certain LICENSED PATENT (as later defined herein);

(B)	WHEREAS, LICENSOR has the right to grant licenses under such LICENSED PATENT;

(C)	WHEREAS, LICENSOR desires to have the LICENSED PATENT developed and commercialized to benefit the public and is willing to grant a license thereunder;

(D)	WHEREAS, LICENSEE has represented to LICENSOR, to induce LICENSOR to enter into this Agreement, that LICENSEE shall commit itself to use COMMERCIALLY REASONABLE EFFORTS to exploit the LICENSED PATENT so that public utilization shall eventually result therefrom; and

(E)	WHEREAS, LICENSEE desires to obtain a license under the LICENSED PATENT upon the terms and conditions hereinafter set forth.

NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS.

1.1	DEFINITIONS. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

1.2	“APPLICABLE LAWS” shall mean applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the REGULATORY AUTHORITIES (as defined below), that may be in effect from time to time, including but not limited to those of the FDA, the cGMP and FDA Act, if applicable.

1.3	“AFFILIATE” shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by LICENSEE. For the purposes of this definition, the term “control” means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

1.4	“CMC” means chemistry, manufacturing, and controls activities related to LICENSED PRODUCT.

1.5	“COMMERCIALLY REASONABLE EFFORTS” shall mean, with respect to a Party, those commercially reasonable efforts by that Party similar to the efforts that Party, in good faith, would make in similar circumstances for its own operations without procrastination, taking into consideration safety and efficacy, costs, the market potential of the product, the stage of its development or product life, the clinical setting in which it is expected to be used, competitiveness of the marketplace, regulatory environment, the patent or other proprietary position of the product, and other conditions then prevailing. It is understood that a party’s COMMERCIALLY REASONABLE EFFORTS will not in any event require that Party to take any action that would be reasonably likely to result in a breach of any other provision of this Agreement, or that the Party in good faith believes may violate any Applicable Law or any order, permit, direction or license of any court or governmental authority having appropriate jurisdiction over the party and subject matter.

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1.6	“CONFIDENTIAL INFORMATION” shall mean all proprietary materials or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives, including CMC, manufacturing and marketing information, and clinical data, that is identified as proprietary or confidential by the disclosing Party or that would be reasonably understood to be the type of materials or information that should be treated as proprietary or confidential. The terms and conditions of this Agreement, the transactions described herein, and the Parties’ rights or obligations hereunder shall be considered Confidential Information of both Parties.

1.7	“EFFECTIVE DATE” shall mean the date of this Agreement.

1.8	“EXCLUSIVE PERIOD” shall mean the period of time set forth in Clause 2.2.

1.9	“FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.10	“FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder.

1.11	“FIELD” shall mean any and all human and non-human therapeutic uses, prescription and over-the-counter medications and preventatives, for the treatment or prevention of Influenza.

1.12	“HONG KONG” shall mean the Hong Kong Special Administrative Region.

1.13	“IMPROVEMENT” shall mean any development or modification in the FIELD related to the LICENSED PATENT or part thereof, or relating to the production and/or exploitation thereof, whether or not patented or patentable, that is conceived, reduced to practice, discovered, developed or otherwise made at any time during the TERM of this Agreement.

1.14	“IND” shall mean (a) an Investigational New Drug Application (as defined in 21 U.S. Code of Federal Regulations 312.3) that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure or (b) any counterpart of a U.S. Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a product in human subjects in such country or region.

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1.15	“LICENSED PRODUCT” shall mean any product that, in whole or in part:

(i)	absent THE LICENSE granted hereunder, would infringe one or more claims of the LICENSED PATENT in the country of sale; or
(ii)	is manufactured by using any method that, absent THE LICENSE granted, would infringe one or more claims of the LICENSED PATENT.

1.16	“LICENSED PATENT” shall mean:

(i)	The United States and foreign patents, patent applications, and provisional applications listed in Schedule 1, and all applications and patents claiming priority thereto or common priority therewith and any resulting patents therefrom; and

(ii)	any divisions, reissues, reexaminations, renewals, continuations, continuations-in-part and extensions of the patent applications or patent listed in Schedule 1 including their relevant international equivalents thereof and any patens that result therefrom.

1.17	“NDA” shall mean New Drug Application to market the LICENSED PRODUCT in the Territory or similar application submitted to the FDA, or its foreign equivalent submitted to any Regulatory Authority in the Territory, and all supplements and amendments thereto.

1.18	“NET SALES” shall mean the invoiced price of LICENSED PRODUCT sold by LICENSEE and/ or its AFFILIATES to independent third parties in arm’s length transactions exclusively for money or, where the sale is not at arm’s length, the price that would have been so invoiced if it had been at arm’s length, after deduction of:-

(i)	normal trade discounts actually granted and credits actually given to the returned goods;

(ii)	costs of packaging, freight and its corresponding insurance; and

(iii)	import expenses and other relevant tax, duties or similar government levies actually paid on LICENSED PRODUCT.

The calculation of NET SALES is set out in Schedule 2.

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In the event LICENSED PRODUCT sold in combination with other licensed products or patents, the NET SALES of such LICENSED PRODUCT used for determining the ROYALTY due to LICENSOR shall be calculated                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                       .

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT. If a LICENSED PRODUCT is distributed at a discounted price that is substantially lower than the customary price charged by LICENSEE, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of LICENSED PRODUCT charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of LICENSED PRODUCT.

Non-monetary consideration shall NOT be accepted by LICENSEE for any LICENSED PRODUCT without the prior written consent of LICENSOR.

1.19	“NON-COMMERCIAL RESEARCH, TEACHING, AND EDUCATIONAL PURPOSES” shall mean use of LICENSED PATENT for academic research or other not-for-profit scholarly purposes which are undertaken at a nonprofit or governmental institution that does not use the LICENSED PATENT in the production or manufacture of products for sale or the performance of services for a fee.

1.20	“REGULATORY APPROVAL” shall mean approval by corresponding REGULATORY AUTHORITY, including but not limited to FDA, to market LICENSED PRODUCT in the FIELD in the TERRITORY.

1.21	“REGULATORY AUTHORITY” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the distribution, importation, exportation, manufacture, production, use, storage, transport, or clinical testing, pricing or sale of LICENSED PRODUCT in the FIELD in the TERRITORY, including the FDA or any counterpart of the FDA outside the United States.

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1.22	“REPORTING PERIOD” shall begin on the first day of each calendar year and end on the last day of such calendar year and (i) the first REPORTING PERIOD shall mean the period from the EFFECTIVE DATE to the last day of the next following calendar year; and (ii) the last REPORTING PERIOD shall mean the period from the first day of the calendar year to which this Agreement is terminated to the termination date of this Agreement.

1.23	“SUBLICENSEES” shall mean any non-AFFILIATE sublicensees of the rights granted by LICENSEE under Clause 2.3.

1.24	“SUBLICENSE INCOME” shall mean all considerations that LICENSEE or an AFFILIATE receives from SUBLICENSEES in consideration of the sublicense of the rights granted LICENSEE and AFFILIATES under Clause 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments.

1.25	“TERM” shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration of all issued patents and filed patent application within the LICENSED PATENT unless earlier terminated in accordance with the provisions of this Agreement.

1.26	“TERRITORY” shall mean worldwide.

1.27	“US DOLLARS” shall mean the United States Dollars, the lawful currency of the United States of America.

1.28	“VALID CLAIM” shall mean a claim of an unexpired issued patent or pending patent application falling within LICENSED PATENT, which claim shall not have been withdrawn, cancelled, disclaimed, or held invalid by a court, tribunal, arbitrator, or governmental agency of competent jurisdiction in a final or unappealed or unappealable decision.

2. Grant of Rights.

2.1	License Grants. Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE and its AFFILIATES for the TERM an exclusive and royalty-bearing license (“THE LICENSE”), with the right to grant sublicenses pursuant to Clause 2.3, under the LICENSED PATENT in the FIELD to develop, make, have made, use, sell, offer for sell, and import LICENSED PRODUCT in the FIELD in the TERRITORY during the TERM of this Agreement.

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2.2	Exclusivity. In order to establish an exclusive period for LICENSEE, LICENSOR agrees that it shall not grant any other license under LICENSED PATENT in the FIELD to develop, make, have made, use, sell, offer for sell, and import LICENSED PRODUCT in the FIELD in the TERRITORY during the period of time commencing on the EFFECTIVE DATE and terminating with the first occurrence of:

(i)	the end of the TERM; or

(ii)	the expiration of all the LICENSED PATENT; or

(iii)	all LICENSED PATENT are finally and irrevocably invalidated by a court or government agency with competent jurisdiction.

Upon expiration of the EXCLUSIVE PERIOD, THE LICENSE granted hereunder shall become nonexclusive and shall extend to the end of the TERM (if any), unless sooner terminated as provided in this Agreement.

2.3	Sublicenses. During the EXCLUSIVE PERIOD, LICENSEE and/ or its AFFILIATES shall have the right to grant sublicenses, without the right to further sublicense, to any non-Affiliates sublicensees (“SUBLICENSEES”) under THE LICENSE subject to a sublicensing agreement. Any sublicensing agreements shall be consistent with and subject to the terms and conditions of this Agreement, any such sublicense shall oblige the SUBLICENSEES to comply with all the terms of this Agreement (except those provisions which, by their clear meaning, are not applicable to a SUBLICENSEES) and that LICENSEE will remain liable to LICENSOR for all material acts and omissions of any such SUBLICENSEES. THE LICENSE granted under this Agreement and any sublicensing agreements do not include rights to trade names of LICENSOR. LICENSEE shall promptly furnish LICENSOR with notice of any sublicense granted pursuant to this Section 2.3, and provide a copy of the executed sublicense agreement (which may be redacted for financial terms).

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2.4	Retained Rights.

(a)	LICENSOR. LICENSOR retains the right to use the LICENSED PATENT solely for NON-COMMERCIAL RESEARCH, TEACHING, AND EDUCATIONAL PURPOSES in the FIELD in the TERRITORY.

(b)	Academic and Not-For-Profit Research Institutes. LICENSOR retains the right to grant licenses to academic and not-for-profit research institutes to practice under the LICENSED PATENT solely NON-COMMERCIAL RESEARCH, TEACHING, AND EDUCATIONAL PURPOSES in the FIELD in the TERRITORY.

2.5	No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon LICENSEE by implication, estoppel, or otherwise as to any technology or patent rights of LICENSOR or any other entity other than the LICENSED PATENT, regardless of whether such technology or patent rights shall be dominant or subordinate to any LICENSED PATENT.

2.6	Confidentiality obligations. Each Party (“RECEIVING PARTY”) shall:

(a)	maintain as secret and confidential all CONFIDENTIAL INFORMATION of the other PARTY (“DISCLOSING PARTY”) in the course of or in anticipation of this Agreement and to respect the DISCLOSING PARTY’s rights therein,

(b)	use the CONFIDENTIAL INFORMATION of the other PARTY only to the extent necessary for the purposes of, or as contemplated or permitted by, this Agreement,

(c)	protect the other PARTY’S CONFIDENTIAL INFORMATION using not less than the same standard of care with which the RECEIVING PARTY treats its own CONFIDENTIAL INFORMATION, and at all times using at least reasonable care.

(d)	not at any time disclose any CONFIDENTIAL INFORMATION of the other PARTY to persons other than those listed under Clause 2.8 with a need to know, except where permitted by this Agreement and subject to a written undertakings of confidentiality at least as restrictive as Clauses 2.6 and 2.7, and only to the extent that such disclosure is reasonably necessary for the purposes of, or as contemplated or permitted by, this Agreement.

2.7	Exceptions to obligations. The provisions of Clause 2.6 shall not apply to any CONFIDENTIAL INFORMATION which the RECEIVING PARTY can demonstrate by reasonable written evidence:

(a)	was, prior to its receipt by the RECEIVING PARTY from the DISCLOSING PARTY, known by the RECEIVING PARTY and at its free disposal; or

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(b)	is subsequently disclosed to the RECEIVING PARTY without any obligations of confidence by a third party owing to the DISCLOSING PARTY; or

(c)	is or becomes generally available to the public through no breach or default of this Agreement by RECEIVING PARTY or its agents, employees, AFFILIATES or SUBLICENSEES; or

(d)	is independently developed as established by the RECEIVING PARTY without use of the DISCLOSING PARTY’s CONFIDENTIAL INFORMATION as proven by the contemporaneous written records of the RECEIVING PARTY; or

(e)	the RECEIVING PARTY is required to disclose to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, provided that the RECEIVING PARTY shall:

(i)	inform the DISCLOSING PARTY as soon as is reasonably practicable, and

(ii)	at the DISCLOSING PARTY’s request and cost seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

(f)	the RECEIVING PARTY is obligated by applicable law to disclose provided that the RECEIVING PARTY shall inform the DISCLOSING PARTY before such disclosure; or

(g)	in the case of information disclosed by LICENSOR to LICENSEE, is disclosed to actual or potential customers for LICENSED PRODUCT in so far as such disclosure is reasonably necessary to promote the sale or use of LICENSED PRODUCT.

2.8	Disclosure to employees. The RECEIVING PARTY shall procure that all of its employees, contractors, affiliates, any appointed agents and/or distributors pursuant to this Agreement (if any) who have access to any of the DISCLOSING PARTY’s information to which Clause 2.6 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 2.6 and 2.7 and which apply to the DISCLOSING PARTY’s information.

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3. LICENSEE Diligence Obligations.

3.1	Diligence Requirements. LICENSEE shall use its COMMERCIALLY REASONABLE EFFORTS to develop LICENSED PRODUCT for commercial use as soon as practicable, and to continue active, diligent marketing efforts for LICENSED PRODUCT throughout the TERM of this Agreement. During the continuance of the EXCLUSIVE PERIOD, LICENSEE shall make its best efforts to raise no less than of fund in 10 years from the EFFECTIVE DATE for fulfilling the DILIGENCE REQUIREMENT (as defined below) including no less than prior to the pre-clinical studies and such shall be used for the pre-clinical studies. LICENSEE shall, or shall cause its AFFILIATES and SUBLICENSEES to, use COMMERCIALLY REASONABLE EFFORTS to develop LICENSED PRODUCT, to obtain any regulatory approvals and to introduce LICENSED PRODUCT in the FIELD in the TERRITORY. Specifically, LICENSEE shall, or shall cause its AFFILIATES and SUBLICENSEES to, conduct the followings

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LICENSEE shall furnish LICENSOR with a written report annually on the progress of its efforts to develop and commercialize LICENSED PRODUCT in according to Clause 3 hereto.

If LICENSEE intentionally delays or has failed to perform its diligence obligations under this Clause 3.1 and does not provide any reasonable remedy within one (1) month from a written notice issued by LICENSOR, LICENSOR may treat such delay or failure as a material breach in accordance with Clause 13.4(b).

4. Royalties and Payment Terms.

4.1	Consideration for Grant of Rights.

4.1.1	Patent Cost Reimbursement. LICENSEE shall reimburse LICENSOR for all its actual expenses incurred in connection with filing, prosecuting and maintaining the LICENSED PATENT as set forth in Clause 7.4 within thirty (30) days from the date of receiving an original signed invoice. These payments are non-refundable.

4.1.2	Upfront Fee. LICENSEE shall pay to LICENSOR an upfront fee of within thirty (30) days from the date of receiving an original signed invoice after the EFFECTIVE DATE. Such UPFRONT FEE is non-refundable.

4.1.3	Royalties. LICENSEE shall pay to LICENSOR a royalty (“ROYALTY”) equal to of NET SALES of LICENSED PRODUCT in the TERRITORY by LICENSEE or its AFFILIATES. For the avoidance of doubt and subject to the Sublicense Royalty as set forth in this Clause 4.1.3, income generated from NET SALES of LICENSED PRODUCT does not include income generated from SUBLICENSE INCOME.

ROYALTY shall be payable for each REPORTING PERIOD and shall be due to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD. ROYALTY shall only be payable once with respect to the same unit of LICENSED PRODUCT.

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Such ROYALTY shall be paid, on a LICENSED PRODUCT by LICENSED PRODUCT and country by country basis.

4.1.4	Sublicense Royalty. LICENSEE shall pay LICENSOR a total of of total SUBLICENSE INCOME. Such amount shall be payable for each REPORTING PERIOD and shall be due to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD.

4.1.5	Milestone Payment. LICENSEE shall pay to LICENSOR the following milestone payment on the events set forth below within 30 days after the achievement of the corresponding milestones by LICENSEE or its AFFILIATES or SUBLICENSEES:

These Milestone Payments are nonrefundable.

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4.2	Payments.

(a)	Method of Payment. All payments under this Agreement shall be made payable to “Versitech Limited” and be wired to the bank account of LICENSOR as follows:

LICENSEE shall notify LICENSOR within seven (7) days after LICENSEE has made the relevant payments and provide LICENSOR with copies of the corresponding bank remittance receipts when available.

Payment receipts shall be sent to the address identified in Clause 15.2. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

(b)	Payments in US Dollars. All payments due under this Agreement shall be payable in US DOLLARS, subject to (d) below. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES. Conversion of foreign currency to US DOLLARS shall be made at the conversion rate routinely used in Hong Kong as reported by the Hongkong and Shanghai Banking Corporation Limited on the last working day of the calendar year of the applicable REPORTING PERIOD. The average of the bid and the ask rate shall be used as the conversion rate if both rates are available.

(c)	Late Payments. Any payments by LICENSEE that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as announced by the Hong Kong & Shanghai Banking Corporation Limited on the date payment is due or the next working day if the payment due date is a bank holiday.

(d)	Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid to LICENSOR in the country in local currency by deposit in a local bank designated by LICENSOR, unless the parties otherwise agree.

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5. Reports and Records.

5.1	Frequency of Reports.

(a)	Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT, LICENSEE shall deliver reports to LICENSOR annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year on the diligent efforts of LICENSEE, its AFFILIATES or SUBLICENSEES to develop LICENSED PRODUCT as stipulated in Clause 3.1.

(b)	Upon First Commercial Sale of a LICENSED PRODUCT. LICENSEE shall report to LICENSOR the date of first commercial sale of a LICENSED PRODUCT within sixty (60) days of occurrence in each country.

(c)	After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT, LICENSEE shall deliver reports to LICENSOR within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Clause 5.2.

5.2	Content of Reports and Payments. Each report delivered by LICENSEE to LICENSOR pursuant to Clause 5.1(c) shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)	the number and description of each LICENSED PRODUCT sold, leased or distributed by LICENSEE, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCT used by LICENSEE, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

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(ii)	the gross price charged by LICENSEE, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country;

(iii)	calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(iv)	total royalty payable on NET SALES in US Dollars, together with the exchange rates used for conversion;

(v)	the amount of SUBLICENSE INCOME received by LICENSEE and its AFFILIATES from each SUBLICENSEE and the amount due to LICENSOR and its AFFILIATES from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

(vi)	the number of sublicenses entered into for the LICENSED PATENT and LICENSED PRODUCT.

All the reports shall be verified and duly signed by Managing Director or the authorized person of LICENSEE. If no amounts are due to LICENSOR for any REPORTING PERIOD, the report shall so state.

5.3	Financial Statements. On or before the ninetieth (90th) day following the close of LICENSEE’s fiscal year, LICENSEE shall provide LICENSOR with (i) a statement setting out the information required by Clause 5.2 for the preceding fiscal year, certified by LICENSEE’s treasurer or chief financial officer or by an independent auditor and (ii) an updated Certificate of Good Standing issued by the Registrar of Corporate Affairs, <Place of Registry>.

5.4	Records. LICENSEE shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to LICENSOR in relation to this Agreement, which records shall contain sufficient information to permit LICENSOR to confirm the accuracy of any reports delivered to LICENSOR and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time LICENSOR, or LICENSOR’s appointed agents, shall have the right, at LICENSOR’s expense, to inspect such records during normal business hours by prior appointment to verify any reports and payments made or compliance in other respects under this Agreement. In the event that the aforesaid inspection is carried out by an independent auditor and any audit performed under this Clause reveals an underpayment in excess of five percent (5%), LICENSEE shall bear the full reasonable cost of such audit and shall remit any shortfall due to LICENSOR within thirty (30) days of receiving notice thereof from LICENSOR.

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6. IMPROVEMENT

6.1	If LICENSEE solely makes an IMPROVEMENT, LICENSEE shall immediately inform LICENSOR thereof. LICENSEE shall have the right to use such IMPROVEMENT. LICENSOR shall be entitled to use such IMPROVEMENT for academic and research purposes only.

6.2	Provided that such IMPROVEMENT made by LICENSEE do not incorporate or contain, in part or in whole, the LICENSED PATENT, LICENSEE shall own such IMPROVEMENT and shall be free to register any intellectual property rights for such IMPROVEMENT and to license these IMPROVEMENT to third parties.

7. PATENT PROSECUTION

7.1	Responsibility for LICENSED PATENT. During the continuance of the EXCLUSIVE PERIOD, LICENSOR shall prepare, file, prosecute, and maintain all of the LICENSED PATENT and in countries as may be designated by LICENSEE in written notice to LICENSOR within a reasonable time in advance of the required filing dates. LICENSOR shall use reasonable efforts to seek prompt issuance of the LICENSED PATENT during the TERM of this Agreement. LICENSOR and LICENSEE will discuss and decide on the strategy with regard to the filing, prosecution and maintenance of the LICENSED PATENTS. LICENSEE shall have reasonable opportunities to advise LICENSOR and shall cooperate with LICENSOR in such filing, prosecution and maintenance of the LICENSED PATENT in the TERRITORY.

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7.2	Payment of Expenses. Payment of all fees and costs incurred on or after the EFFECTIVE DATE of this Agreement under Clause 7.1, including attorneys’ fees, relating to the filing, prosecution and maintenance of the LICENSED PATENT that have not already been reimbursed by LICENSEE shall be the responsibility of LICENSEE. LICENSEE shall reimburse LICENSOR for all fees and costs, including attorney’s fees, relating to the filing, prosecution and maintenance of the LICENSED PATENT incurred prior to the EFFECTIVE DATE and such amount is as of the EFFECTIVE DATE based on relevant receipts or invoices. LICENSEE shall reimburse all amounts due pursuant to this Clause within thirty (30) days after the EFFECTIVE DATE; late payments shall accrue interest pursuant to Clause 4.2(c). These payments are non-refundable. LICENSEE shall also be responsible for payment of all such expenses incurred on or after the EFFECTIVE DATE (“Patent Cost”) and shall reimburse LICENSEOR with such amount within thirty (30) days from the date of receiving an original invoice from LICENSOR. In all instances, LICENSOR shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7.3	Discontinue of Payment of Expenses. In the event LICENSEE elects not to continue the LICENSE under and the payment for the Patent Cost on any, but not all, of the patents, patent applications, and provisional applications listed in Schedule 1 (“Suspended Patent License”), LICENSEE shall provide a written notice (“Notice of Payment Suspension”) to LICENCEE, in which case the LICENSE granted to LICENSEE on the Suspended Patent License shall end sixty (60) days after the date of receipt of such Notice of Payment Suspension (the “End Date”). In no event shall the Notice of Payment Suspension release LICENSEE from the obligation to pay any outstanding amount and/or invoices that became due on or before the date of the End Date. For the avoidance of doubt, upon the END DATE, LICENSOR shall have full rights under the Suspended Patent License, including but not limited to file, prosecute, and maintain such Suspended Patent License, and to grant license under such Suspended Patent License to any third party.

8. Infringement

8.1	Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the LICENSED PATENT.

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8.2	Right to Prosecute Infringements.

(a)	LICENSEE Right to Prosecute. So long as LICENSEE remains the exclusive licensee of the LICENSED PATENT in the FIELD in the TERRITORY, LICENSEE, to the extent permitted by law, shall have the first right and option but not the obligation, at its own expense, to prosecute any third party infringement of, or seek a declaratory judgment to confirm or rectify LICENSOR’s and/or LICENSEE’s rights and interests in, the LICENSED PATENT in the FIELD in the TERRITORY, subject to Clauses 8.4 and 8.5. If required by law or advised by the legal counsel representing LICENSEE in the action, LICENSOR shall permit any action under this Clause to be brought in its name, including being joined as a party-plaintiff, provided that LICENSEE shall hold LICENSOR harmless from, and indemnify LICENSOR against, any costs, expenses, or liability that LICENSOR incurs in connection with such action.

Prior to commencing any such action, LICENSEE shall consult with LICENSOR and shall consider the views of LICENSOR regarding the advisability of the proposed action and its effect on the public interest. LICENSEE shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Clause without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld or delayed.

(b)	LICENSOR Right to Prosecute. In the event that LICENSEE is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action, then LICENSOR shall have the right, at their sole discretion, to prosecute such infringement under their sole control and at their sole expense, and any recovery obtained shall belong to LICENSOR.

8.3	Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against LICENSOR or LICENSEE by a third party alleging invalidity, unenforceability, or non-infringement of the LICENSED PATENT or that any of the LICENSED PATENT has infringed the rights of the third party, LICENSOR and LICENSEE shall jointly determine within twenty (20) days after commencement of such action which of them is to take over the sole defense of the action at their own expense, subject to Clauses 8.4 and 8.5 in the case of defense by LICENSEE. If LICENSOR does not exercise this right, LICENSEE may take over the sole defense of the action at LICENSEE’s sole expense, subject to Clauses 8.4 and 8.5.

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8.4	Award. Any award received by LICENSEE from the action under Clauses 8.2 or 8.3, including but not limited to award of costs and/or damages/compensation, shall first be applied to reimburse all costs and expenses incurred by LICENSEE and LICENSOR in such action. If such award is not sufficient to cover the costs and expenses incurred by LICENSEE and LICENSOR in such action, LICENSEE may offset a total of fifty percent (50%) of any expenses incurred under Clauses 8.2 and 8.3 against any payments due to LICENSOR under Clause 4, provided that in no event shall such payments under Clause 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any REPORTING PERIOD. In the event that such award is more than sufficient to cover the costs and expenses incurred by LICENSEE and LICENSOR in the action, the surplus shall be applied to cover the loss of profits suffered by LICENSEE due to the infringement under Clauses 8.2 or 8.3 (“Loss of Profits Compensation”). Upon receipt of Loss of Profits Compensation, LICENSEE shall pay to LICENSOR a reasonable approximation, based upon the amount of Loss of Profits Compensation, as ROYALTY. Any remaining balance of the award after deducting all costs and expenses incurred by LICENSEE in the action as well as Loss of Profits Compensation shall be shared equally between LICENSOR and LICENSEE.

8.5	Cooperation. Each party agrees to cooperate in any action under this Clause which is controlled by the other party.

8.6	Right to Sublicense. So long as LICENSEE remains the exclusive licensee of the LICENSED PATENT in the FIELD in the TERRITORY, LICENSEE shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the LICENSED PATENT in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees as part of such sublicense shall be .

9. Indemnification and Insurance

9.1	Indemnification.

(a)	Indemnity. LICENSEE shall indemnify, defend, and hold harmless LICENSOR, The University of Hong Kong and their trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

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(b)	Procedures. The Indemnitees agree to provide LICENSEE with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. LICENSEE agrees, at its own expense, to provide attorneys reasonably acceptable to LICENSOR to defend against any such claim. The Indemnitees shall cooperate fully with LICENSEE in such defense and will permit LICENSEE to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel (to be elected by LICENSEE), at the expense of LICENSEE, if representation of such Indemnitee by the counsel retained by LICENSEE would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. LICENSEE agrees to keep LICENSOR informed of the progress in the defense and disposition of such claim and to consult with LICENSOR with regard to any proposed settlement.

9.2	Insurance. LICENSEE shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect LICENSEE and Indemnitees with respect to events covered by Clause 8.1(a) above.

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9.3	EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED PATENT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF LICENSED PATENT CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, LICENSOR makes no warranty or representation (i) regarding the validity or scope of the LICENSED PATENT, and (ii) that the exploitation of the LICENSED PATENT or any LICENSED PRODUCT will not infringe any patents or other intellectual property rights of LICENSOR or of a third party.

IN NO EVENT SHALL LICENSOR, THE UNIVERSITY OF HONG KONG, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10. REPRESENTATIONS AND COVENANTS

10.1	Each PARTY represents and warrants that it has the authority and right to enter into and perform this Agreement and grant the rights embodied herein and is not aware of any legal impediment that could inhibit its ability to perform its obligations under this Agreement.

10.2	LICENSOR has no knowledge of any litigation or proceeding pending or, threatened concerning the validity or enforceability of any LICENSED PATENT.

10.3	This Agreement is signed by a duly authorized official of the LICENSOR and LICENSOR is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the LICENSED PATENT.

11. Assignment.

This Agreement is personal to LICENSEE and no rights or obligations may be assigned by LICENSEE without the prior written consent of LICENSOR, except that LICENSEE may, subject to prior consent of LICENSOR, assign this Agreement and the rights, obligations, and interests of as such Party hereunder to any purchaser of all of its assets or all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. Any attempted assignment in violation of this Clause shall be null, void and of no effect. This Agreement shall be binding upon and inure to the benefit of all permitted successors-in-interest and assigns

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12. General Compliance with Laws

12.1	Compliance with Laws. LICENSEE shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCT.

12.2	Non-Use of Names. LICENSEE and its AFFILIATES and SUBLICENSEES shall not use the name of “Versitech,” “The University of Hong Kong” or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculties, students, employees, or agents, or any trademark or logo owned by LICENSOR or “The University of Hong Kong” or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of LICENSOR. The foregoing notwithstanding, without the consent of LICENSOR, LICENSEE may state that it is licensed by LICENSOR under one or more of the patents and/or patent applications comprising the LICENSED PATENT.

12.3	Export Control. LICENSEE and its AFFILIATES and SUBLICENSEES shall comply with all applicable laws and regulations controlling the export of certain commodities and technical data when dealing with LICENSED PRODUCT. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. LICENSEE hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all applicable export control laws and regulations when dealing with LICENSED PRODUCT, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold LICENSOR harmless (in accordance with Clause 8.1) for the consequences of any such violation.

12.4	Marking of LICENSED PRODUCT. To the extent commercially feasible and consistent with prevailing business practices, LICENSEE shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCT that are manufactured or sold under this Agreement with the number of each issued patent under the LICENSED PATENT that applies to such LICENSED PRODUCT.

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13. Termination.

13.1	Term. This Agreement shall be in effect during the TERM.

13.2	Voluntary Termination by LICENSEE. LICENSEE shall have the right to terminate this Agreement any time by written notice at least six (6) months in advance and fully settle all payments due to LICENSOR on or before the effective date of termination. In no event shall the termination of the Agreement release LICENSEE from the obligation to pay any amounts that became due on or before the effective date of termination.

13.3	Cessation of Business. If LICENSEE ceases to carry on its business related to this Agreement, liquidates or dissolves, LICENSOR shall have the right to terminate this Agreement immediately upon written notice to LICENSEE.

13.4	Termination for Insolvency. To the extent permitted by law, each PARTY shall have the right to terminate this Agreement immediately upon notice to the other PARTY, if such other PARTY files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act, has any such petition filed against it (which petition not dismissed within ninety days following such filing) or is unable to pay its debts as they become due.

13.5	Legal Challenge on LICENSED PATENT. LICENSOR may terminate this Agreement by giving written notice to LICENSEE (such notice to take effect forthwith or as stated in the notice) if LICENSEE commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity or ownership of the LICENSED PATENT.

13.6	Termination for Default.

(a)	Nonpayment. In the event LICENSEE fails to pay any amounts due and payable to LICENSOR under Clause 4.1, and fails to make such overdue payments within thirty (30) days after receiving written notice of such failure, LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

(b)	Material Breach. In the event LICENSEE commits a material breach of its obligations under this Agreement including but not limited to the DILIGENCE REQUIREMENT, except for breach as described in Clause 13.4(a), and fails to cure that breach thirty (30) days after receiving written notice thereof, LICENSOR may terminate this Agreement immediately upon written notice to LICENSEE.

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13.7	Effect of Termination.

(a)	Survival. The following provisions shall survive the expiration or termination of this Agreement: Clauses 1, 6, 9, 14 and 15, and Clauses 5.2 (obligation to provide final report and payment), 5.4, 12.1, 12.2 and 13.5.

(b)	Inventory. Upon the early termination of this Agreement, LICENSEE and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCT that exist as of the effective date of termination, provided that (i) LICENSEE pays LICENSOR the applicable running royalty or other amounts due on such sales of LICENSED PRODUCT in accordance with the terms and conditions of this Agreement, and (ii) LICENSEE and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCT within six (6) months after the effective date of termination.

(c)	Pre-termination Obligations. In no event shall termination of this Agreement release LICENSEE, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

14. Dispute Resolution.

In any disagreement or dispute that may arise between the parties in relation to, resulting from, arising, touching, concerning, or affecting this Agreement, such matter shall first be referred for resolution as follows.

(a)	The PARTIES shall first attempt to settle the dispute by informal means and negotiation for settlement in good faith. Such good faith negotiation may include the appointment by either PARTY of an unaffiliated consultant, who shall be chosen based on such person’s experience and expertise in the particular type of issue which is unresolved, to advise on the matter ; and

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(b)	If no settlement is reached within 28 days after commencement of negotiations, the disagreement or dispute shall be resolved by binding arbitration in HONG KONG to a single arbitrator nominated jointly by the parties, failing which such arbitrator shall be nominated by the Hong Kong International Arbitration Centre (“HKIAC”). The arbitrator’s decision shall be final and binding on the parties. The language of arbitration shall be English;

(c)	Neither PARTY shall be released from performing its obligations under this Agreement by reason of any arbitration proceeding being instituted.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of HONG KONG.

16. Miscellaneous.

16.1	Title. LICENSOR shall hold title to all LICENSED PATENT.

16.2	Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to LICENSOR, all matters relating to the license:

Versitech Limited

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If to LICENSEE:

Acticule Life Sciences Limited

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Clause.

16.3	Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

16.4	Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

16.5	No agency. This Agreement shall not constitute either party as an agent or legal representative of the other party for any purpose whatsoever nor create any form of partnership between the parties.

16.6	Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Clause 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

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16.7	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

16.8	Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

16.9	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

For and on behalf of		For and on behalf of
VERSITECH LIMITED		Acticule Life Sciences Limited

By:		By:
Name:	Mr. YU Hailson	Name:	Dr. Richard Kao
Title:	Deputy Managing Director	Title:

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SCHEDULE 1

LICENSED PATENT

A.	Title: Antimicrobial Compounds and Methods for Use Thereof:

1.	US PROVISIONAL PATENT APPLICATION NO.62/535,540

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SCHEDULE 2

Calculations of NET SALES

Invoice Price of LICENSED PRODUCT	xxx,xxx
(Less) (1) Normal trade discounts	(xxx,xxx	)
(2) Any credits given to the returned goods	(xxx,xxx	)
(3) Cost of packaging	(xxx,xxx	)
(4) Freight and its corresponding insurance	(xxx,xxx	)
(5) Government levies	(xxx,xxx	)

NET SALES	xxx,xxx

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